Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

- Net Revenues up 1% -

ATLANTA, August 1, 2007 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and six-month periods ended June 30, 2007.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006		2007	2006
Net revenues	$118,002	$117,151	0.7%	$218,755	$214,757	1.9%
Station operating income (1)	47,790	49,953	(4.3)%	85,615	88,058	(2.8)%
Station operating income margin (2)	40.5%	42.6%	—	39.1%	41.0%	—
Operating income	$38,204	$40,140	(4.8)%	$66,255	$69,549	(4.7)%
Net income	20,254	25,668	(21.1)%	33,787	39,651	(14.8)%
Net income per common share – diluted	$0.21	$0.27	(22.2)%	$0.35	$0.41	(14.6)%
Free cash flow (3)	29,164	30,595	(4.7)%	49,404	49,703	(0.6)%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and CEO, commented, “Our revenues for the second quarter increased 1%, in-line with the markets in which we operate, driven primarily by local revenues, which were up 1%, and Internet revenues, which were up 21% for the quarter. I’m especially pleased with the progress we’re making in our largest markets, Atlanta, Miami and Orlando, each of which showed solid revenue growth through the first six months.”

Operating Results – Second Quarter 2007

Net revenues for the second quarter of 2007 were $118.0 million, up 0.7% from the second quarter of 2006. Local revenues increased 0.6% and national revenues decreased 0.7%, each as compared to the second quarter of 2006. Other revenues increased 6.0% as compared to the second quarter of 2006, primarily due to a 21.3% increase in Internet revenues during that same period. Our stations in Atlanta, Birmingham and Greenville delivered revenue growth during the second quarter of 2007. The revenue growth at these stations was partially offset by results of our stations in Houston, Jacksonville and Dayton, where net revenues were down for the quarter. Revenues in Atlanta, our largest market, were up 5.8% in the second quarter of 2007 as compared to the same period in 2006.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $1.8 million, or 8.4%, to $22.7 million. This increase was the result of $0.6 million of additional expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan, as well as additional costs associated with programming talent.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses increased $1.5 million, or 3.1% as compared to the second quarter of 2006. This increase was primarily the result of $1.0 million of additional expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan. Additionally, there was an increase in sales commissions and property tax expense in the second quarter of 2007, as compared to the second quarter of 2006, which was partly offset by decreased promotion expense during the same period.

Corporate general and administrative expenses were largely flat as compared to the second quarter of 2006.

Operating income for the second quarter of 2007 was $38.2 million, a $1.9 million decrease from the second quarter of 2006 for the reasons discussed above.

Interest expense during the second quarter of 2007 totaled $5.3 million, as compared to $6.1 million for the second quarter of 2006. This decrease was primarily attributable to lower overall outstanding debt. The average interest rate on our credit facility was 6.0% during both the second quarter of 2007 and 2006.

Income tax expense increased approximately $4.6 million to $12.9 million in the second quarter of 2007, as compared to $8.3 million in the second quarter of 2006. This change in income tax expense was primarily due to a $2.5 million prior-year decrease in current tax expense resulting from a favorable audit settlement and a $3.1 million prior-year decrease in deferred tax expense resulting from changes in certain state income tax laws. Our overall effective tax rate was 39.0% for the second quarter of 2007 and 24.5% for the second quarter of 2006.

Net income for the second quarter of 2007 was $20.3 million, a decrease of $5.4 million from the second quarter of 2006. This decrease was attributable to the various factors discussed above.

Capital expenditures for the second quarter of 2007 totaled $2.4 million.

Operating Results – First Six Months of 2007

Net revenues for the first six months of 2007 increased $4.0 million to $218.8 million, a 1.9% increase compared to the first six months of 2006. Local revenues increased 2.2% and national revenues decreased 1.2%, each as compared to the first six months of 2006. Other revenues increased 7.4% as compared to the first six months of 2006, primarily due to a 26.5% increase in Internet revenues during that same period. Our stations in Atlanta, Orlando, Miami, Birmingham and Greenville delivered revenue growth during the first six months of 2007. Those increases were partially offset by results of our stations in Houston, San Antonio, Jacksonville, Dayton and Louisville, where revenues were down for the first six months of 2007. Revenues in Atlanta, our largest market, were up 9.4% in the first six months of 2007 as compared to the same period in 2006.

Cost of services increased $3.6 million, or 8.6%, to $45.6 million compared to the first six months of 2006. This increase was the result of $1.3 million of additional expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan, as well as additional costs associated with programming talent.

Selling, general and administrative expenses increased $3.5 million, or 4.0%, to $90.4 million compared to the first six months of 2006. This increase was the result of expenses related to additional performance units and stock-based compensation awarded in the first quarter of 2007. Compensation expense for these awards is recognized as they vest. Additionally, there was a $2.0 million increase in expenses related to expanded employee participation in Cox Enterprises’ defined benefit pension plan.

Corporate general and administrative expenses were largely flat compared to the first six months of 2006. The changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Operating income for the first six months of 2007 was $66.3 million, a $3.3 million decrease over the first six months of 2006 for the reasons discussed above.

Interest expense during the first six months of 2007 totaled $11.1 million, as compared to $12.3 million for the first six months of 2006. This decrease was primarily attributable to lower overall outstanding debt. The average rate on our credit facility was 6.0% during the first six months of 2007 and 5.8% during the first six months of 2006.

Income tax expense increased approximately $4.1 million to $21.7 million in the first six months of 2007 compared to $17.6 million in the first six months of 2006. This change in income tax expense was primarily due to a $2.5 million prior-year decrease in current tax expense resulting from a favorable audit settlement and a $3.1 million prior-year decrease in deferred tax expense resulting from changes in certain state income tax laws. The effective tax rate for the first six months of 2007 and 2006 was 39.1% and 30.7%, respectively.

Net income for the first six months of 2007 was $33.8 million, as compared to $39.7 million for the first six months of 2006, for the reasons discussed above.

Capital expenditures for the first six months of 2007 totaled $4.0 million.

Other Matters

On August 24, 2005, our Board of Directors authorized a share repurchase program for the purchase of shares of Class A common stock with a market value of up to $100.0 million. As of June 30, 2007, we had purchased approximately 6.1 million shares for an aggregate purchase price of approximately $87.1 million, including commissions and fees, at an average price of $14.21 per share. On May 16, 2007, our Board of Directors authorized an additional share repurchase program through which we, from time to time, may repurchase up to $100 million of our Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by management. We intend to acquire shares pursuant to the remaining $12.9 million authorized under the original $100 million program before making purchases under the newly authorized program.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Wednesday, August 1st at 11:00 a.m. Eastern Daylight Time. To access the teleconference, please dial 973-582-2854 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, August 8, 2007 and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8952460. The webcast will also be archived on our website for 30 days.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission, including Cox Radio’s Annual Report on Form 10-K for the year ended December 31, 2006. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Dan Harris
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	harris@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues:
Local	$84,111	$83,625	$156,035	$152,660
National	24,378	24,551	45,732	46,273
Other	9,513	8,975	16,988	15,824

Total revenues	118,002	117,151	218,755	214,757

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	22,715	20,956	45,583	41,972
Selling, general and administrative	49,115	47,623	90,397	86,943
Corporate general and administrative	5,402	5,495	10,709	10,635
Depreciation and amortization	2,701	2,666	5,726	5,308
Other operating (income) expenses, net	(135)	271	85	350

Operating income	38,204	40,140	66,255	69,549

Other income (expense):
Interest expense	(5,346)	(6,142)	(11,075)	(12,300)
Other items, net	320	—	320	4

Income before income taxes	33,178	33,998	55,500	57,253

Current income tax expense	8,128	6,321	13,655	12,259
Deferred income tax expense	4,796	2,009	8,058	5,343

Total income tax expense	12,924	8,330	21,713	17,602

Net income	$20,254	$25,668	$33,787	$39,651

Net income per share—basic
Net income per common share	$0.21	$0.27	$0.36	$0.41

Net income per share—diluted
Net income per common share	$0.21	$0.27	$0.35	$0.41

Weighted average basic common shares outstanding	95,091	96,151	95,096	96,948

Weighted average diluted common shares outstanding	95,606	96,455	95,616	97,267

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, and free cash flow.

•

Station operating income is operating income excluding other operating income or expenses, net, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating income or expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted for other items, net, and non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Operating income	$38,204	$40,140	$66,255	$69,549
Adjustments:
Other operating (income) expenses, net	(135)	271	85	350
Depreciation and amortization	2,701	2,666	5,726	5,308
Non-cash compensation expense	1,618	1,381	2,840	2,216
Corporate general and administrative (includes $0.7 and $0.8 million of non-cash compensation expense for the three months ended June 30, 2007 and 2006, respectively, and $1.3 and $1.2 million of non-cash compensation expense for the six months ended June 30, 2007 and 2006, respectively)	5,402	5,495	10,709	10,635

Station operating income	$47,790	$49,953	$85,615	$88,058

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands)
Net income	$20,254	$25,668	$33,787	$39,651
Adjustments:
Deferred income tax expense	4,796	2,009	8,058	5,343
Other items, net	(320)	—	(320)	(4)
Other operating (income) expenses, net	(135)	271	85	350
Depreciation and amortization	2,701	2,666	5,726	5,308
Non-cash compensation expense	2,302	2,208	4,126	3,442
Capital expenditures	(2,384)	(2,227)	(4,008)	(4,387)
Non-recurring item:
Proceeds from insurance recovery	1,950	—	1,950	—

Free cash flow	$29,164	$30,595	$49,404	$49,703